EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

United Defense to be Acquired by BAE Systems

ARLINGTON, VA – March 7, 2005—United Defense Industries, Inc. (NYSE: UDI) announced today that it has entered into a definitive merger agreement with BAE Systems North America Inc., the U.S. subsidiary of BAE Systems plc. BAE Systems will acquire all of the outstanding shares of United Defense for $75.00 per share in cash. With the assumption of United Defense’s $217.7 million of debt (as of December 31, 2004), the value of the transaction would be approximately $4.2 billion. The closing of the transaction is subject to certain terms and conditions customary for transactions of this type, including receipt of stockholder approval and necessary regulatory approvals and is expected to be completed in the second quarter of 2005.

United Defense was advised by Lehman Brothers and JPMorgan, each of which rendered a fairness opinion to the United Defense Board of Directors, and its legal advisor was Gibson, Dunn & Crutcher LLP. Goldman Sachs International and Gleacher Shacklock LLP advised BAE Systems and Cravath, Swaine & Moore LLP was its legal advisor.

Conference Call/Webcast

United Defense will conduct a conference call to discuss the transaction on Tuesday, March 8, 2005 at 10:00 a.m. EST. Listeners may access United Defense’s conference call live over the Internet, through a link in the Investors section of United Defense’s Web site at www.udlp.com/ir/webcast.htm. The dial-in-number to access this operator-assisted call is toll free 800/310-1961 or toll (International): 719/457-2692, confirmation code [8587496]. Please allow fifteen minutes prior to the call to visit the site to download and install any necessary audio software. If you are unable to listen to the live call, you may access www.uniteddefense.com at any time beginning after 2:00 pm on Tuesday, March 8, 2005 through March 15, 2005 to listen to a replay of the Web cast or you may access the replay by dialing toll free 888/203-1112 or toll (International) 719/457-0820, pass code [8587496].]

About United Defense Industries

United Defense designs, develops and produces combat vehicles, artillery, naval guns, missile launchers and precision munitions used by the U.S. Department of Defense and allies worldwide, and provides non-nuclear ship repair, modernization and conversion to the U.S. Navy and other U.S. Government agencies. To learn more about United Defense, visit www.uniteddefense.com.

Additional Information About the Merger and Where to Find It

United Defense intends to file a proxy statement and other relevant materials with the SEC in connection with the proposed acquisition of United Defense by BAE Systems. The proxy statement will be mailed to the stockholders of United Defense. Stockholders of United Defense and investors are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about BAE Systems, United Defense and the proposed merger that the stockholders should consider before making a decision about the merger. The proxy statement and other relevant materials (when they become available), and any other documents filed with the SEC by United Defense, may be obtained free of charge at the SEC’s web site at www.sec.gov.

United Defense, and its directors and officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding United Defense’s directors and officers and their ownership of United Defense common stock is contained in the proxy statement for United Defense’s 2004 annual meeting of stockholders, which was filed with the SEC on March 10, 2004. Investors and stockholders may obtain additional information regarding the direct and indirect interests of United Defense and its directors and officers in the merger by reading the proxy statement regarding the merger when it becomes available.

About BAE Systems

BAE Systems is an international company engaged in the development, delivery and support of advanced defense and aerospace systems in the air, on land, at sea and in space.

BAE Systems North America is one of America’s foremost national security, aerospace and information systems companies. It is a leading provider of electronic and information-based systems and knowledge-based solutions that meet its customers’ mission effectiveness and operational safety needs. BAE Systems North America employs more than 30,000 people at sites across the United States and the United Kingdom and generates more than $5 billion in annual sales.

Forward Looking Statements

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to United Defense Industries, Inc., as of the date of the release, and we assume no obligation to update any such forward looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Such factors include risks and uncertainties specific to this transaction, including but not limited to adverse effects on the market price of the company’s common stock and on the company’s operating results because of failure to complete the transaction (due to failure to obtain stockholder or regulatory approvals or to satisfy all of the other conditions to the transaction). Please refer to the Company’s Annual Report on Form 10 K for the year ended December 31, 2003 as well as its Quarterly Report on Form 10 Q for the quarter ended September 30, 2004, and in our other reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with our business.

Contact:

Jayne Schmitt, Investor Relations
United Defense
jayne.schmitt@udlp.com
(703) 312-6122

Doug Coffey, Media
United Defense
doug.coffey@udlp.com
(703) 312-6121

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